                                  EXHIBIT 99.1


                                "ISRAMCO NEGEV 2"
                               LIMITED PARTNERSHIP

                              FINANCIAL STATEMENTS
                             AS AT DECEMBER 31, 2004

                                         "Isramco - Negev 2" Limited Partnership

FINANCIAL STATEMENTS AS AT DECEMBER 31, 2004
--------------------------------------------------------------------------------

CONTENTS

                                                                            PAGE


Auditors' Report                                                               2


Balance Sheets                                                                 4


Statements of Earnings                                                         5


Statements of Changes in Limited Partnership's Capital                         6


Statements of Cash Flows                                                       7


Notes to the Financial Statements                                              9

[LOGO] KPMG
           SOMEKH CHAIKIN

           MAIL ADDRESS       OFFICE ADDRESS           TELEPHONE  972 3 684 8000
           PO Box 609         KPMG Millennium Tower     Fax 972 3 684 8444
           Tel Aviv 61006     17 Ha'arba'a Street
            Israel            Tel Aviv 61070
                               Israel

AUDITORS' REPORT TO THE PARTNERS OF
"ISRAMCO - NEGEV 2" LIMITED PARTNERSHIP


We have audited the accompanying balance sheets of "Isramco - Negev 2" Limited Partnership (hereinafter - "the Limited Partnership") as of December 31, 2004 and 2003, and the related statements of earnings, changes in Limited Partnership's capital and cash flows, for each of the years in the three-year period ended December 31, 2004. These financial statements are the responsibility of the Board of Directors and the Management of the General Partner of the Limited Partnership. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Isramco-Negev 2 Limited Partnership as at December 31, 2004 and 2003, and the results of its operations, the changes in the Limited Partnership's capital and its cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with generally accepted accounting principles (GAAP) in Israel. In addition, the aforementioned financial statements were prepared in accordance with the Securities Regulation (Preparation of Annual Financial Statements), 1993.

Accounting principles generally accepted in Israel differ in certain significant respects from accounting principles generally accepted in the United States. Application of accounting principles generally accepted in the United States would have affected the financial position of the Limited Partnership as at December 31, 2004 and 2003 and the results of its operations, the changes in the Limited Partnership's capital and its cash flows for the three-year period ended December 31, 2004, to the extent summarized in Note 14 to the financial statements.

As discussed in Note 3B, the financial statements as at dates and for periods ended after December 31, 2003 are stated in reported amounts, in accordance with Accounting Standards published by the Israeli Accounting Standards Board. The financial statements as at dates and for periods ended up to and including December 31, 2003, are stated in values adjusted for the changes in the general purchasing power of the Israeli currency, in accordance with Opinions of the Institute of Certified Public Accountants in Israel.




Somekh Chaikin
Certified Public Accountants (Isr.)
Member Firm of KPMG International

February 9, 2005, except for Note 14, as to which the date is March 28, 2005.

                                                                "Isramco - Negev 2" Limited Partnership

BALANCE SHEETS AS AT DECEMBER 31
-------------------------------------------------------------------------------------------------------

                                                                               2004                2003
                                                                    ---------------  ------------------
                                                                                       AMOUNTS ADJUSTED
                                                                                       TO THE EFFECT OF
                                                                                           INFLATION IN
                                                                                                  TERMS
                                                                           REPORTED           OF NIS OF
                                                                           AMOUNTS*       DECEMBER 2003
                                                                    ---------------  ------------------
                                                              NOTE    NIS THOUSANDS       NIS THOUSANDS
                                                      ------------- ---------------  ------------------
CURRENT ASSETS

Cash and cash equivalents                                                    14,279              25,937
Marketable securities                                           4           539,042             472,658
Joint ventures for oil and gas exploration                      5             1,307               4,249
Sundry receivables                                              6                 9                 318
                                                                    ---------------  ------------------
                                                                            554,637             503,162
                                                                    ---------------  ------------------
INVESTMENTS

Investment in oil and gas properties                            7             7,609               7,609
                                                                    ---------------  ------------------

                                                                            562,246             510,771
                                                                    ===============  ==================
CURRENT LIABILITIES

Sundry payables                                                 8               458                 412
Joint ventures for oil and gas exploration                      5                99                  56
                                                                    ---------------  ------------------
                                                                                557                 468
                                                                    ---------------  ------------------

CONTINGENT LIABILITIES AND COMMITMENTS                          9

LIMITED PARTNERSHIP'S CAPITAL                                  10           561,689             510,303
                                                                    ---------------  ------------------

                                                                            562,246             510,771
                                                                    ===============  ==================


---------------------------------  ---------------------------------  ---------------------------------
   Pinkstone Ltd. - Director               Yossi Levy - CEO                  Eli Fish - Controller
   Isramco Oil and Gas Ltd. -          Isramco Oil and Gas Ltd. -          Isramco Oil and Gas Ltd. -
        General Partner                     General Partner                     General Partner
 Represented by Jackob Maimon

March 28, 2005

* Regarding discontinuance of the adjustment for inflation -see Note 3B.

The notes are an integral part of the financial statements.

                                                                                      "Isramco - Negev 2" Limited Partnership

STATEMENTS OF EARNINGS FOR THE YEAR ENDED DECEMBER 31
------------------------------------------------------------------------------------------------------------------------------

                                                                                  2004                 2003               2002
                                                                          --------------   ----------------   ----------------
                                                                                            AMOUNTS ADJUSTED TO THE EFFECT OF
                                                                                REPORTED       INFLATION IN TERMS OF NIS OF
                                                                                AMOUNTS*              DECEMBER 2003
                                                          --------------  --------------   ----------------   ----------------
                                                                  NOTES    NIS THOUSANDS      NIS THOUSANDS      NIS THOUSANDS
                                                          --------------  --------------   ----------------   ----------------
INCOME
Financing income, net                                              11A            58,623            89,694                  -
                                                                          --------------   ----------------   ----------------

EXPENSES
Financing expenses, net                                            11A                -                 -              34,577
Participation in oil and gas exploration, net                      11B               925            35,769              2,145
General and administrative expenses                                11C             2,693             2,667              2,713
                                                                          --------------   ----------------   ----------------

                                                                                   3,618            38,436            (39,435)
                                                                          --------------   ----------------   ----------------

NET INCOME (LOSS)                                                                 55,005            51,258            (39,435)
                                                                          ==============   ================   ================

INCOME (LOSS) PER PARTICIPATION UNIT:
                                                                                     NIS               NIS                NIS
                                                                          --------------   ----------------   ----------------
Basic income (loss) per participation unit                         11D          0.0129             0.0120           (0.0093)
                                                                          ==============   ================   ================




* Regarding discontinuance of the adjustment for inflation - see Note 3B.

The notes are an integral part of the financial statements.

                                                                        "Isramco - Negev 2" Limited Partnership

STATEMENTS OF CHANGES IN LIMITED PARTNERSHIP'S CAPITAL
---------------------------------------------------------------------------------------------------------------

                                                            PARTNERSHIP'S        ACCUMULATED
                                                                  CAPITAL               LOSS             TOTAL
                                                           --------------      -------------     -------------
                                                           AMOUNTS ADJUSTED TO THE EFFECT OF INFLATION IN TERMS
                                                                             OF DECEMBER 2003
                                                           ----------------------------------------------------
                                                             NIS THOUSANDS      NIS THOUSANDS     NIS THOUSANDS
                                                           --------------      -------------     -------------
Balance as at January 1, 2002                                     856,391           (357,911)          498,480

Net loss for the year                                                   -            (39,435)          (39,435)
                                                           --------------      -------------     -------------

Balance as at December 31, 2002                                   856,391           (397,346)          459,045

Net income for the year                                                 -             51,258            51,258
                                                           --------------      -------------     -------------

BALANCE AS AT DECEMBER 31, 2003                                   856,391           (346,088)          510,303
                                                           ==============      =============     =============


                                                            PARTNERSHIP'S        ACCUMULATED
                                                                  CAPITAL               LOSS             TOTAL
                                                           --------------      -------------     -------------
                                                                           REPORTED AMOUNTS*
                                                           ----------------------------------------------------
                                                            NIS THOUSANDS      NIS THOUSANDS     NIS THOUSANDS
                                                           --------------      -------------     -------------

BALANCE AS AT JANUARY 1, 2004                                     856,391           (346,088)          510,303

Net income for the year                                                 -             55,005            55,005

Tax deposits paid on behalf of holders of
 the participation certificates                                         -             (3,619)           (3,619)
                                                           --------------      -------------     -------------
BALANCE AS AT DECEMBER 31, 2004                                   856,391           (294,702)          561,689
                                                           ==============      =============     =============


* Regarding discontinuance of the adjustment for inflation - see Note 3B.
** Regarding the tax deposits paid on behalf of holders of the participation certificates - see Note 10E.


The notes are an integral part of the financial statements.


                                                                                     "Isramco - Negev 2" Limited Partnership

STATEMENTS OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31
----------------------------------------------------------------------------------------------------------------------------


                                                                                   2004             2003               2002
                                                                          -------------   --------------     --------------
                                                                                          AMOUNTS ADJUSTED TO THE EFFECT OF
                                                                               REPORTED      INFLATION IN TERMS OF NIS OF
                                                                               AMOUNTS*             DECEMBER 2003
                                                                          -------------   --------------     --------------
                                                                          NIS THOUSANDS    NIS THOUSANDS      NIS THOUSANDS
                                                                          -------------   --------------     --------------
CASH FLOWS GENERATED BY OPERATING ACTIVITIES
Net income (loss)                                                                55,005           51,258            (39,435)
Adjustment to reconcile net income (loss) to net
 cash flows generated by operating activities (A)                               (32,666)         (35,324)            42,575
                                                                          -------------   --------------     --------------

NET CASH INFLOW GENERATED BY OPERATING ACTIVITIES                                22,339           15,934              3,140
                                                                          -------------   --------------     --------------

CASH FLOWS GENERATED BY INVESTING ACTIVITIES:
Investment in oil and gas properties                                                  -          (24,668)                 -
Investment in marketable securities                                            (204,464)        (187,069)          (254,761)
Proceeds from redemption of bank deposits                                             -                -             45,482
Proceeds from sale of marketable securities                                     174,086          188,889            167,789
                                                                          -------------   --------------     --------------

NET CASH OUTFLOW GENERATED BY INVESTING ACTIVITIES                              (30,378)         (22,848)           (41,490)
                                                                          -------------   --------------     --------------

CASH FLOWS GENERATED BY FINANCING ACTIVITIES
Tax deposits paid on behalf of holders of the
 participation certificates                                                      (3,619)               -                  -
                                                                          -------------   --------------     --------------

NET CASH OUTFLOW GENERATED BY FINANCING ACTIVITIES                               (3,619)               -                  -
                                                                          -------------   --------------     --------------

DECREASE IN CASH AND CASH EQUIVALENTS                                           (11,658)          (6,914)           (38,350)

BALANCE OF CASH AND CASH EQUIVALENTS AT BEGINNING OF
 THE YEAR                                                                        25,937           32,851             71,201
                                                                          -------------   --------------     --------------
BALANCE OF CASH AND CASH EQUIVALENTS AT END OF
 THE YEAR                                                                        14,279           25,937             32,581
                                                                          =============   ==============     ==============


* Regarding discontinuance of the adjustment for inflation - see Note 3B.


The notes are an integral part of the financial statements.

                                                                                    "Isramco - Negev 2" Limited Partnership

STATEMENTS OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31 (CONT'D)
---------------------------------------------------------------------------------------------------------------------------

                                                                                   2004             2003               2002
                                                                          -------------   --------------     --------------
                                                                                          AMOUNTS ADJUSTED TO THE EFFECT OF
                                                                               REPORTED      INFLATION IN TERMS OF NIS OF
                                                                               AMOUNTS*             DECEMBER 2003
                                                                          -------------   --------------     --------------
                                                                          NIS THOUSANDS    NIS THOUSANDS      NIS THOUSANDS
                                                                          -------------   --------------     --------------
A.  ADJUSTMENTS TO RECONCILE NET INCOME (LOSS) TO NET
      CASH FLOWS GENERATED BY OPERATING ACTIVITIES

INCOME AND EXPENSES NOT INVOLVING CASH FLOWS:

Loss (gain) from marketable securities, net                                     (36,006)         (67,183)           50,017
Interest and inflationary erosion of short-term bank deposits                         -                -                31
Amortization of investment in oil and gas properties                                  -           35,617                 -


CHANGES IN ASSET AND LIABILITY ITEMS:

Decrease (increase) in sundry receivables                                           309             (105)             (115)
Increase (decrease) in sundry payables                                               46              (31)             (355)
Change in joint ventures for oil and gas exploration, net                         2,985           (3,622)           (7,003)
                                                                          -------------   --------------     --------------

                                                                                (32,666)         (35,324)           42,575
                                                                          =============   ==============     ==============



* Regarding discontinuance of the adjustment for inflation - see Note 3B.


The notes are an integral part of the financial statements.

                                         "Isramco - Negev 2" Limited Partnership

NOTES TO THE FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2004
--------------------------------------------------------------------------------


NOTE 1 - GENERAL

        A. Isramco - Negev 2, Limited Partnership (hereinafter - "the Limited Partnership" or "the Partnership") was established according to a limited partnership agreement that was signed on March 2 and 3, 1989 (and amended from time to time), between the general partner - Isramco Oil and Gas Ltd. (hereinafter - "the General Partner") and the limited partner - Isramco Management
                (1988) Ltd. (hereinafter - "the Limited Partner" or "the Trustee"). The Limited Partnership was registered on March 3, 1989, under the Partnerships Ordinance (New Version), 1975. According to Section 61(a) of the Partnerships Ordinance, the limited partnership agreement constitutes the Articles of Association of the Limited Partnership.

        B. Under the Limited Partnership agreement, as amended from time to time, the General Partner and the Limited Partner will bear the expenses and losses of the Limited Partnership and will be entitled to income in accordance with their proportionate share of the capital they invested in the Limited Partnership's capital.

        C. The day-to-day management of the Limited Partnership is carried out by the General Partner, under the supervision of the Supervisor, Yigal Brightman & Co., Certified Public Accountants, and Mr. David Valiano, CPA (Isr.). Under the Limited Partnership agreement, the Supervisor was granted certain supervisory powers.

        D. The Limited Partner - Isramco Management (1988) Ltd., has various rights in the Limited Partnership. Under the trust agreement, the Limited Partner acts as trustee on behalf of the owners of the participation units.

        E. The Limited Partnership was approved by the Income Tax Commissioner for purposes of the Income Tax Regulations (Rules for Calculating Tax for Holding and Sale of Participation Units in an Oil Exploration Partnership), 1988. These Regulations are in effect up to December 31, 2004. As at the signing date of the financial statements, the effectiveness of these Regulations had not yet been extended.

        F. The items in the financial reports are presented in accordance with the principles provided in the Securities Regulations (Preparation of Annual Financial Statements), 1993, except for items presented in the format dictated by the nature of the Limited Partnership's business.

        G. On June 7, 2000, the Petroleum Commissioner, in accordance with his authority under the Petroleum Law, announced the closure for purposes of oil exploration and production of all the offshore areas up to the point where the depth of water above them permits utilization of the natural resources and which are not subject to a petroleum right or a preliminary permit with a valid priority right.

NOTE 2 - THE OBJECTIVE OF THE LIMITED PARTNERSHIP

        A. The objective of the Limited Partnership is to participate in oil and gas exploration and production. For this purpose the Limited Partnership signed operating agreements (J.O.A.) with its partners in joint ventures.

        B. As at the approval date of the financial statements, the Limited Partnership's rights in oil and/or gas properties are as follows:

                                                               PRINCIPAL RATE    DATE OF EXPIRATION OF RIGHTS
                                                               ----------------  ----------------------------------
                                                                %
                                                               ----------------
         "Med Yavne" lease                                       32.4111          June 10, 2030
         "Med Ashdod" lease                                      19.1370          June 15, 2030
          Michal license                                          5.0000          June 2, 2005
         Matan license                                            5.0000          June 2, 2005
         Shikma Carveout (depth of 1,500 meters and under)       10.0000          April 1, 2009

        For additional details in connection with the Partnership's rights in oil and/or gas properties - see Note 5, below.

NOTE 3 - REPORTING PRINCIPLES AND ACCOUNTING POLICIES

        A.      DEFINITIONS

        1. RELATED PARTY - as defined in Opinion No. 29 of the Institute of Certified Public Accountants in Israel (hereinafter - the ICPAI).

        2. INTERESTED PARTY - as defined in Paragraph 1 of the definition of an "interested party" in a company in Section 1 of the Securities Law.

        3. CPI - the Consumer Price Index published by the Central Bureau of Statistics.

        4.      DOLLAR - the U.S. dollar.

        5. ADJUSTED AMOUNT - the nominal historical amount adjusted in accordance with the provisions of Opinions 23, 34, 36 and 37 of the Institute of Certified Public Accountants in Israel.

        6. REPORTED AMOUNT - the adjusted amount as at the transition date (December 31, 2003), with the addition of amounts in nominal values that were added after the transition date and less amounts eliminated after the transition date.

        7. ADJUSTED FINANCIAL REPORT - the financial report based on the provisions of Opinions 23, 34, 36, 37 and 50 of the Institute of Certified Public Accountants in Israel.

        8. NOMINAL FINANCIAL REPORT - the financial report based on reported amounts.

        B.      FINANCIAL STATEMENTS IN REPORTED AMOUNTS

        (1) In October 2001, the Israeli Accounting Standards Board published Accounting Standard No. 12, "Discontinuance of Adjustment of Financial Statements". Pursuant to this Standard and in accordance with Accounting Standard No. 17 that was published in December 2002, the adjustment of financial statements will be discontinued as of January 1, 2004. Up to December 31, 2003, the Partnership continued to prepare adjusted financial statements in accordance with Opinion No. 36 of the Institute of Certified Public Accountants in Israel. The adjusted amounts included in the financial statements as at December 31, 2003 constitute the starting point for the Nominal Financial Report as of January 1, 2004. The Partnership has implemented the provisions of the Standard and has accordingly discontinued the adjustment as of January 1, 2004.

        (2) In the past, the Partnership prepared its financial statements on the basis of historical cost adjusted for the changes in the Consumer Price Index. The Adjusted Amounts, as stated, included in the financial statements as at December 31, 2003 constituted the starting point for the Nominal Financial Report as of January 1, 2004. Additions made during the period are included according to their nominal values.

        (3) Amounts of the non-monetary assets do not necessarily reflect their realizable value or updated economic value but, rather, only the Reported Amounts of such assets.

        (4) The term "cost" in these financial statements means the Reported Amount of cost.

        (5) All the comparative data for prior periods is stated adjusted to the index of December 2003.

        C.      REPORTING PRINCIPLES

        (1)     Balance sheet:

                a. Non-monetary items (investments in oil and gas properties and partnership capital) are stated at Reported Amounts.

                b. Monetary items are stated in the balance sheet at their nominal historical values as at the balance sheet date.

        (2)     Statement of earnings:

                a. Income and expenses deriving from non-monetary items or from provisions included in the balance sheet are calculated as the difference between the Reported Amount of the opening balance and the Reported Amount of the closing balance.

                b. All other items included in the statement of earnings are stated at their nominal value.

        D.      CASH EQUIVALENTS

        Cash equivalents include bank deposits having an original maturity, as at the date of the investment therein, not in excess of three months.

        E.      MARKETABLE SECURITIES

        Marketable securities are stated at their market value as at the balance sheet date. Changes in the value of such securities are recorded in the statement of earnings as incurred.

        F.      INVESTMENTS IN OIL AND GAS EXPLORATION

        The Limited Partnership uses the "successful efforts" method with respect to the accounting treatment of the recording of oil and gas exploration expenses, as follows:

        (1) The Limited Partnership's expenses in executing geological and seismic tests and surveys are expensed immediately in the statement of earnings as incurred.

        (2) Investments in oil and gas wells, which are in the drilling stages, and regarding which it has not yet been proven whether they will produce oil or gas, or which have not yet been determined to be non-commercial, are stated in the balance sheet at cost.

        (3) Investments in oil and gas wells which were proven to be dry and were abandoned, or were determined to be non-commercial, or for which no development plans were prepared for the near future, are written off in full to the statement of earnings.

        G.      DECLINE IN VALUE OF ASSETS

        The Limited Partnership applies Accounting Standard No. 15 - "Decline in the Value of Assets" (hereinafter - "the Standard"). The Standard provides procedures which an entity must apply in order to assure that its assets in the balance sheet (in respect of which the Standard applies) are not presented at an amount greater than their recoverable value, which is the higher of the net selling price and the realization value (the present value of the estimated future cash flows expected to derive from the use of the asset and its realization).

        The Standard applies to all assets in the balance sheet, except for tax assets and financial assets (except for financial assets which are investments in investee companies which are not subsidiaries). In addition, the Standard provides presentation and disclosure rules regarding assets whose value has decreased. Where the value of an asset in the balance sheet is greater than its recoverable value, the Limited Partnership recognizes a loss from decline in value in an amount equal to the difference between the book value of the asset and its recoverable value. The loss recognized, as stated, will be eliminated only if there have been changes in the estimates used in determining the asset's recoverable value from the date on which the last loss from decline in value was recognized.

        H.      INCOME (LOSS) PER PARTICIPATION UNIT

        The income (loss) per participation unit was computed in accordance with Opinion No. 55 of the ICPAI, on the basis of the weighted-average number of the outstanding participation units.

        I.      USE OF ESTIMATES

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from such estimates.

        J.      RATES OF EXCHANGE AND LINKAGE BASIS

        Assets and liabilities denominated in or linked to foreign currency are stated in the balance sheet according to the representative exchange rates published by Bank of Israel as at balance sheet date.

        Assets and liabilities linked to the CPI are stated in accordance with the specific linkage terms relating to each asset or liability.

        Below are the figures for the Consumer Price Index and the rates of exchange:

                                       DECEMBER 31                           % CHANGE
                              ----------------------------  -------------------------------------------
                                       2004           2003           2004           2003           2002
                              -------------  -------------  -------------  -------------  -------------
        Index - in points             100.6           99.4          1.20          (1.89)           6.49
        Exchange rate of
         the dollar in NIS            4.308          4.379         (1.62)         (7.56)           7.27

NOTE 4 - MARKETABLE SECURITIES

                                                                        DECEMBER 31     DECEMBER 31
                                                                               2004            2003
                                                                     --------------  --------------
                                                                      NIS THOUSANDS   NIS THOUSANDS
                                                                     --------------  --------------
        Shares and options (1)                                              103,924          76,974
        Government debentures (2)                                           133,156          91,429
        Convertible debentures                                              107,396         131,327
        Corporate debentures (3)                                            170,432         158,167
        Participation certificates in mutual funds                           19,566          11,584
        Participation units (1)                                               4,568           3,177
                                                                     --------------  --------------

                                                                            539,042         472,658
                                                                     ==============  ==============

        (1) INCLUDING MARKETABLE SECURITIES OF RELATED PARTIES                6,531           4,997
                                                                     ==============  ==============

        As at December 31, 2004, the Limited Partnership holds 4.43% of the total participation units in the I.N.O.C Dead Sea Limited Partnership (rate of holdings as at December 31, 2003 - same), where the market value as at the balance sheet date equals NIS 1,427 thousand and 13.52% of the total participation units in Naphtha Exploration (rate of holdings as at December 31, 2003 - same), where the market value as at the balance sheet date equals NIS 3.141 thousand). In addition, the Limited Partnership holds 0.9% of the issued share capital of J.O.E.L Jerusalem Oil Exploration Ltd. (rate of holdings as at December 31, 2003
        - 1.31%), where the market value as at the balance sheet date equals NIS 1,963 thousand).

        The income from investment in the marketable securities of the related parties in the year 2004 amounts to NIS 2,524 thousand (2003 - income NIS 1,370 thousand).

                                                                  DECEMBER 31     DECEMBER 31
                                                                         2004            2003
                                                               --------------  --------------
                                                                NIS THOUSANDS   NIS THOUSANDS
                                                               --------------  --------------
         (2) GOVERNMENT DEBENTURES - LINKAGE BASES
             CPI linked                                                     -             313
             Unlinked                                                 133,156          91,116
                                                               --------------  --------------

                                                                      133,156          91,429
                                                               ==============  ==============
         (3) CORPORATE DEBENTURES - LINKAGE BASES
             CPI linked                                               107,573         105,502
             Linked to dollar                                          48,611          39,287
             Unlinked                                                  14,248          13,378
                                                               --------------  --------------

                                                                      170,432         158,167
                                                               ==============  ==============

NOTE 5 - JOINT VENTURE FOR OIL AND GAS EXPLORATION

         COMPOSITION
                                                                  DECEMBER 31     DECEMBER 31
                                                                         2004            2003
                                                               --------------  --------------
                                                                NIS THOUSANDS   NIS THOUSANDS
                                                               --------------  --------------
         DEBIT BALANCES
         "Med Yavne" Joint Venture                                      1,120           1,120
         "Nir 2" Joint Venture                                            187           2,766
         "Nissanit 1 Well " Joint Venture                                   -              11
         "Marine South" Joint Venture                                       -              27
         "Nordon 1" Joint Venture                                           -             325
                                                               --------------  --------------

                                                                        1,307           4,249
                                                               ==============  ==============
         CREDIT BALANCES
         "Med Ashdod" Lease Joint Venture                                  57              56
         "Nordon 1" Joint Venture                                          42               -
                                                               --------------  --------------
                                                                           99              56
                                                               ==============  ==============

        ADDITIONAL INFORMATION:

        GENERAL

        The balances shown in the balance sheet and relating to the joint ventures constitute the amount of the actual investment of the Limited Partnership in each joint venture less its share in the losses of that venture (or its share in the venture's losses less the amounts invested therein).

        A.      "MED YAVNE" LEASE

        1.      GENERAL

                In June 2000, the Petroleum Commissioner (hereinafter - "the Commissioner") granted the partners to the Offshore License 239/"Med Yavne" (hereinafter - "Med Yavne License"), in which the Limited Partnership had oil rights, a lease for a period of 30 years for an area of 250 sq. km. out of the area of the aforesaid license, following the results of the "Or 1" and nearby drillings executed in the license area.

                The conditions provide, among other things, that the leaseholder shall act diligently to develop the lease and to produce gas from the lease, and at the end of 5 years from the date the lease was granted the leaseholder shall submit a plan for continued activity in the lease area.

                The lease is limited in the entire area thereof, to the subterranean space as far as the roof of messenian ophorites or to the base of the Pliocene in absence of the ophorites. In 2001, the Commissioner approved the return of an area of 105 square kilometers of the northern area of the lease in which no drilling prospects were located. In 2002, an additional area of 92 square kilometers out of the northern portion of the lease was returned in light of the operator's recommendation not to carry out any drilling in accordance with the conditions of the lease since, based on the existing data, the prospects currently indicated are at a level of high risk. The remaining lease area after return of the said portions is 53 square kilometers.

                Regarding the lease period - see Note 9G., below.

                Regarding the Partnership's liability for payment of royalties - see Note 9A., below.

        2.      THE "OR 1" WELL IN THE"MED YAVNE" LICENSE

                In October 1999, the "Or 1 " well was conducted in the "Med Yavne" License. The results of the production test performed at the well indicated that the rate of production in the area examined was 21 million cubic feet per day. Nonetheless, in the operator's estimation, the well is capable of producing gas at a higher rate, once the well is completed for regular production, with appropriate equipment and by opening up additional areas in the target layer.

                The Partnership's participation percentage in the "Or 1" drilling is 32.4111%. The cost of the well amounted to $5.2 million. The Partnership's share in the drilling costs, recorded in the category "investments in oil and gas assets", amounted to NIS 7.6 million.

        3.      THE GAS RESERVES AT THE "MED-YAVNE" LEASE

                According to the operator's estimations, which are based on the results of the "Or 1" well and nearby wells, and a three-dimensional seismic survey performed in the area of the lease, and which also covered parts of nearby gas reserves (outside the area of the lease), the recoverable gas reserves in the Med Yavne Lease amount to 93 billion cubic feet, out of which 51 billion cubic feet in the "Or 1" reserve.

                In November 2002, the Partnership received an opinion from a consulting firm in the United States, the object of which was to perform a techno-economic examination for the development of the "Or 1" reserve. The said opinion indicates that, under certain assumptions, development of the reserve, by connecting it to the nearby production platform in the adjacent "Meri" reserve (at a distance of 12 km) and from there via a transportation pipe to Ashdod, is economically feasible.

                At a meeting of the partners held on January 24, 2005, it was agreed that the operator of the lease will request from Noble, the operator of the "Yam Tatis" joint venture (hereinafter - "Noble"), the holder of the rights in the "Noa", "Noa South" and "Meri" gas reserves, to receive an estimate of the expenses required in order to connect the "Or 1" reserve to the gas pipeline Noble plans to install between the "Noa" gas reserve and the production platforms in the "Meri" reserve. This pipeline is supposed to run close to the "Or 1" reserve and the possibility is being examined of connecting to the aforesaid gas pipeline in order to pipe the gas produced therefrom to the production platforms in the "Meri" reserve, and from there to Ashdod. In addition, the operator of the lease will request Noble's estimate of the charges for piping and handling the gas produced from the "Or 1" reserve. As at the signing date of the financial statements, the said data had not yet been received.

                Furthermore, at the aforementioned meeting the possibility was discussed of utilizing the balance of the gas reserves in the lease (approximately 42 billion cubit feet) that, based on the seismic information in the possession of the partners in the lease, exist in the extensions of the "Noa" and "Noa South" reserves that reach into the area of the "Med Yavne" lease. Utilization of the said reserves will be possible only by means of joint cooperation with the "Yam Tatis" group, for purposes of their joint production with the gas reserves in the "Noa", and "Noa South" gas reserves, while determining a mechanism for allocation of the investments in and income from the joint production (unitigation of the reserves). It was agreed that the Operator will contact Noble with respect to the matter of unitigation of the reserves, as stated. As at the signing date of the financial statements, there is no certainty that the partners in the lease will be able to unitige the said reserves since, as stated, the matter depends on joint cooperation with the "Yam Tatis" group.

        B.      THE "MED ASHDOD" LEASE

        1.      GENERAL

                In January 2002, the Commissioner granted the partners in the Offshore License 242/"Med Ashdod", a lease (hereinafter - "the Lease") in an area of 250 square kilometers out of the "Med Ashdod" License area for a period of 30 years (as from June
                2000), this being based on the findings of the "Nir 1" well, which was executed in the license area. The Partnership's share in the Lease is 19.1370%.

                Regarding the lease period - see Note 9G., below.

                Regarding obligations of the Partnership to pay royalties - see
                Note 9A., below.

                The work plan in the Lease, as determined by the Commissioner, for the first three years, is as follows:

                A. Drilling for Tertiary age prospects or Mesozoic age prospects within two years from the grant date of the Lease (in 2003, "Nir 2" well for Tertiary age prospects was executed).

                B. If drilling takes place, for the purpose of the Tertiary age only, within two years of the grant date of the lease, then an extension of one more year shall be given for drilling for the purposes of the Jurassic age. If no further discovery is made beneath the Pliocene base, then the Lease shall be restricted to the Pliocene base (in October 2004, an extension was granted for execution of the said drilling up to December 1, 2005).

                In February 2004, Isramco Inc., the operator of the lease (hereinafter - "the Operator") presented to the Partners, among other things, the "Yam 3" prospect - well for oil prospects (hereinafter - "the Drilling") in the Jurassic layer at a depth of 5,900 meters, and with an estimated budget of $40 million.

                Since only some of the partners (including the Partnership) gave notice of their willingness to join the Drilling, absent a unanimous decision of all the partners, on July 25, 2004, a "sole risk" notification was issued (hereinafter - "the Notification") in the name of the Partnership to the other partners in the Lease for execution of the Drilling, after approval of the Partnership's supervisor for this was received. The meaning of the Notification is that every partner in the Lease is given a period of 30 days from the date the Notification was received, to notify the Operator if it wishes to participate in the Drilling based on the full rate of its rights, or a portion thereof, or not to participate in the Drilling at all, and that the Partnership will be willing to take up the participation percentages in the Drilling of those partners choosing not to participate in the Drilling or to participate at a reduced rate of rights. Up to the last date fixed for responding to the Notification, partners holding 42% of the rights (including the Partnership) gave notice of their wish to join the Drilling. The participation rights in the Drilling of the partners that did not respond to the Notification will be transferred to the Partnership such that the rights of the Partnership in the Drilling will amount 77%. Pursuant to the joint operating agreement applying to the Lease, execution of the Drilling must begin with 180 days of the last date fixed for responding to the Notification. In the estimation of the Operator, it will not be possible to commence the drilling until the said date and the validity of the Notification will expire on February 25, 2005.

        B.      THE "MED ASHDOD" LEASE

        1.      GENERAL (cont'd)

                Execution of the Drilling is subject to approval of the Ministry of Defense and signing of an agreement with an owner of the drilling equipment (Semi or Jack Up). On July 27, 2004, the Operator received a notice from the Ministry of Defense pursuant to which it is not able at this stage to approve the Drilling and that the Operator is invited to a discussion for purposes of examining additional possibilities and/or other alternatives. At the meetings held in August and October 2004 between representatives of the Operator and representatives of the Ministry of Defense progress was made, however, a number of matters still remain that are being examined jointly by the Operator and the Ministry of Defense. When examination of these matters is completed, additional meetings will be held for purposes of discussion and making decisions.

                In light of the fact that approval has not yet been received from the Ministry of Defense for execution of the Drilling, in October 2004 the Commissioner granted the Operator's request and approved postponement of execution of the Drilling in "Yam 3" up to December 1, 2005.

                At this stage, in light of that stated above, the General Partner is unable to estimate if and when the said drilling will be executed.

        2.      "NIR 1" AND "NIR 2" DRILLINGS

        A. In 2000, "Nir 1" well was executed in the "Yam Ashdod Carveout" for gas purposes. The rate of the Partnership's participation in the "Nir 1" well is 19.1370%. The cost of the well amounted to $13.3 million. The Partnership's share in the drilling costs, which were recorded in the category "investments in oil and gas assets", amounted to NIS 10.9 million.

                In 2002, Isramco Inc., the Operator of the Lease, obtained from three different overseas firms, opinions designed to provide an assessment of the potential gas that can be produced in the "Nir" reservoir and the economic feasibility of its production. These opinions offer different assessments of the existence of the gas producing potential in the reservoir. The opinions indicate that in order to verify whether an economic gas reserve exists, at least one confirmation drilling must be made.

                At a meeting of the partners held on April 30, 2003, the Operator recommended execution of the "Nir 2" confirmation well.

        B. Due to a "sole risk" notification issued by the Partnership in April 2003 for execution of the "Nir 2" confirmation drilling and transfer of a portion of the rights to third parties, the Partnership remained with rights at the rate of 56.18%.

                On September 1, 2003, execution of the "Nir 2" well was begun. On November 19, 2003, the Operator presented the partners with an analysis of the results of the production test executed at the "Nir 2" well, which indicated that it is not economically feasible to produce gas from the "Nir 2" well. The total cost of the "Nir 2" well amounted to NIS 44 million. On February 15, 2004, the Operator notified the partners that based on the data analyzed, production of gas from the "Nir 1" well is not economically feasible.

        2.      "NIR 1" AND "NIR 2" WELLS (cont'd)

        C. In light of that stated above, in 2003, the Partnership wrote off the full amount of its investment in the "Nir 1" well (in the amount of approximately NIS 10.9 million) and its investment in the "Nir 2" well (in the amount of approximately NIS 24.7 million).

        C.      "MARINE NORTH A" AND "MARINE NORTH B" LICENSES

        On December 3, 2000, two new licenses were granted in the preliminary permit area "Marine North" 311/"Marine North A" in an area of 368 square kilometers and 312/ Marine North B" in an area of 207 square kilometers, for a period of three years. The rights holders in the licenses were the limited partnerships: the Partnership (79%), Modi'in Energy (20%), and Isramco Inc, which serves as operator within the license area (1%).

        In April 2002, the operator gave notice in the name of the partners of the return of the said licenses, since, based on the existing data, the prospects indicated in the licenses are at high level of risk that does not justify drilling.

        D.      THE "MARINE CENTRAL" LICENSE

        The "Marine Central" License was issued on December 3, 2000, for a period of 3 years. In December 2000, the "Romi 1" drilling was executed and found to be dry and was abandoned. The Partnership's share in the costs of the drilling (59%) was recorded in the statement of earnings in the year 2000. On December 3, 2003, the License expired.

        E.      "MARINE SOUTH" LICENSE

        In 2002, the Commissioner granted 316/"Marine South" License in an area of 142 square kilometers for a period of three years. The holders of the rights in the License are the limited partnerships: the Partnership (59%), Naphtha Exploration (15%), INOC Dead Sea (15%), Modi'in Energy (10%), and Isramco Inc., which serves as operator of the License (1%). In October 2003, the Commissioner's approval was received for deferral of execution of the three-dimensional seismic survey up to February 15, 2004. In addition, the Commissioner provided that the last date for preparing the prospect for drilling is June 15, 2004, and execution of drilling shall begin no later than December 15, 2004.

        In January 2004, the operator requested from the Commissioner to increase the area of the "Marine South" in order to permit a three-dimensional seismic survey on the enlarged area. The operator also requested from the Commissioner to defer the date of execution of the said seismic survey up to January 1, 2005, and that if the said survey is executed to approve extension of the License for two more years. As a result of rejection of the said request, in November 2004, the operator recommended to the partners to return the license. The partners accepted the operator's recommendation and the license was returned.

        F.      THE "GAL" LICENSES

        GENERAL

        In 2001, the Partnership acquired rights at the rate of 5% in six offshore licenses: Michal, Matan, Tommy, Orli, Shira and Aya (hereinafter - "the Gal Licenses"). In 2002, BG International Ltd. (hereinafter - "BG") (which was a partner in the licenses and served as operator of the licenses) transferred to the partners in the licenses all the rights (40%) therein, each partner based on his proportionate share, such that 3.34% (out of 100%) was transferred to the Partnership.

        In June 2002, the Orli, Aya and Tommy licenses were returned due to the absence of appropriate drilling prospects and, in July 2003, the Shira license expired due to a failure to comply with the license's work plan.

        MICHAL AND MATAN LICENSES

        In 2001, the operator presented the partners with the results of the three-dimensional seismic survey that had been conducted in the areas of the Michal and Matan Licenses and according to which two prospects had been mapped, one for each license.

        In 2002, the operator presented the Commissioner with drilling prospects for these Licenses in accordance with the terms of the said Licenses.

        In November 2002, the operator recommended to the partners to execute "Tamar 1" well in the "Matan" License (hereinafter - "Tamar 1" well) at an expected cost of $40 million.

        On February 4, 2003, the partners in the Licenses reached an agreement, according to which each partner specified the percentage at which it wished to participate in the "Tamar 1" well.

        The Partnership undertook to participate in the well to the full extent of its Rights in the said Licenses, (5%). As a result of the withdrawal of some of the partners and the decision of other to reduce their participation in the well, the partners decided to authorize the operator (BG) to endeavor to market the balance of the participation percentages to a third party.

        On December 5, 2004, the operator gave notice that the Commissioner approved extension of the Licenses up to June 2, 2005. During the said extension period, the operator must undertake to execute a drilling of the well as an essential condition for an additional extension. Nonetheless, the Commissioner noted that if the said obligation is not complied with, he will consider an additional extension of the Licenses, on the condition that the operator undertakes to recruit investors for the well.

        At this stage, and so long as no obligation exists for participation in the full amount of the rights (100%) in the drilling of the well, the General Partner is unable to estimate if and when the said drilling will be executed.

        Regarding the Partnership's liability for an overriding royalty - see 9B., below.

        G.      LICENSE 253 / "SHIKMA YAM"

        In July 2001, the Partnership acquired participation rights from I.N.O.C (a company controlled by the controlling shareholder in the General Partner) at a rate of 27.5% in the License 253/"Shikma Yam", wherein drilling for gas purposes was planned, "Nordan 1".

        According to the terms of purchase, the Partnership undertook to bear 55% of the exploration and development costs of the License out of an amount of $7.7 million, after which each of the participants in the License will be responsible for the additional exploration and development costs pro rata to the rate of their rights in the License.

        On December 14, 2001, drilling began at "Nordan 1". The well was planned for a depth of 1,900 meters with a budget of approximately $8.6 million. On December 25, 2001, the validity of the license was extended until well is concluded at "Nordan 1" and the execution of further tests therein.

        In January 2002, in view of the findings from the drilling, the partners decided not to perform production tests in the well. As a result, the drilling was abandoned and the License expired.

        The cost of the drilling amounted to $9.3 million. The Partnership's share in the cost of the well amounted to NIS 21 million and was recorded to the statement of earnings for the years 2001 and 2002.

NOTE 6 - SUNDRY RECEIVABLES

                                                    DECEMBER 31     DECEMBER 31
                                                           2004            2003
                                                 --------------  --------------
                                                  NIS THOUSANDS   NIS THOUSANDS
                                                 --------------  --------------

        Tax withheld at the source                            -             318
        Institutions                                          9               -
                                                 --------------  --------------

                                                              9             318
                                                 ==============  ==============

NOTE 7 - INVESTMENTS IN OIL AND GAS PROPERTIES

                                                    DECEMBER 31     DECEMBER 31
                                                           2004            2003
                                                 --------------  --------------
                                                  NIS THOUSANDS   NIS THOUSANDS
                                                 --------------  --------------

        Investment in "Or 1" drilling (1)                 7,609           7,609
                                                 ==============  ==============

        (1)     See Note 5A.

NOTE 8 - SUNDRY PAYABLES

                                                    DECEMBER 31     DECEMBER 31
                                                           2004            2003
                                                 --------------  --------------
                                                  NIS THOUSANDS   NIS THOUSANDS
                                                 --------------  --------------

         Accrued expenses                                   458             412
                                                 ==============  ==============

NOTE 9 - CONTINGENT LIABILITIES AND COMMITMENTS

        A. In the event of discovery of oil and/or gas or other valuable material that can be produced within the licenses and leases in which the Partnership is active at present and other licenses and leases in which the Partnership will participate, the Partnership undertook to pay royalties from the revenues generated from the first 10% of its share in the license/lease, as follows:

                                                     ONSHORE LICENSES                  OFFSHORE LICENSES
                                         ------------------------------------  ----------------------------------
                                            UP TO THE DATE      FOLLOWING THE   UP TO THE DATE      FOLLOWING THE
                                          OF RETURN OF THE     DATE OF RETURN     OF RETURN OF     DATE OF RETURN
                                                INVESTMENT  OF THE INVESTMENT   THE INVESTMENT  OF THE INVESTMENT
                                         -----------------  -----------------  ---------------  -----------------
                To Isramco Inc.                      5.00%             13.00%            1.00%             13.00%

                In addition, in the event of a discovery of oil and/or gas and/or other valuable material that will be extracted and realized from the Med Ashdod Lease and the Med Yavneh Lease, the Limited Partnership has undertaken to pay royalties from the revenues generated from the first 10% of its share in the lease as specified below:

                                                              THE MED ASHDOD LEASE AND
                                                                  MED YAVNEH LEASE
                                                       -------------------------------------
                                                       UP TO THE DATE OF       FOLLOWING THE
                                                           RETURN OF THE   DATE OF RETURN OF
                                                              INVESTMENT      THE INVESTMENT
                                                       -----------------  ------------------
                 To J. O. E. L. Jerusalem Oil
                   Exploration Ltd.                                0.51%               6.58%
                 To Equital Ltd.                                   0.38%               4.93%
                 To Isramco Inc.                                   0.06%               0.83%

                Isramco Inc. is entitled to an overriding royalty of 2% from the Partnership's share in the oil and/or gas, that is produced from the Med Ashdod and Med Yavneh lease and/or of any petroleum right that comes in their place, this being in addition to any other royalty and/or consideration to which Isramco is entitled at present.

        B. The Partnership has an obligation for the payment of an overriding royalty to the General Partner of 5% of the Partnership's share of the revenues from oil and/or gas (gross, before expenses and other payments including a royalty to the State according to the Petroleum Law, 1952) that is produced from the Matan and Michal Licenses, including any petroleum asset that may come in their place.

        C. According to an agreement dated February 1997, the Partnership acquired the full rights of Equital Ltd., a related party, in the Shikma Carveout in the Ashdod Lease (10%) to a depth of 1,500 meters and below.

                The Partnership has undertaken to pay Equital Ltd. if the well is found to be commercial, the amount of $84.5 thousand, as well as a royalty at the rate of 6% before and after the return of the investment.

        D. The Partnership has an undertaking to pay royalties to the State of Israel in accordance with the Petroleum Law, 1952.

        E. According to an amendment to the Limited Partnership agreement, dated August 6, 1993, that is valid from June 1993, it was determined that the Limited Partnership shall pay the General Partner an amount that is the equivalent of $35,000 a month for placing the services of the employees of the General Partner, as needed, at the disposal of the Limited Partnership and for rent and regular maintenance of part of the offices of Isramco Inc. in Israel that is also used by the Limited Partnership.

                At the General Meeting of owners of the participation units, that was held in February 1997, it was decided to approve an update of the payment to the General Partner to a sum that is the equivalent of $42,000 (plus Value Added Tax) from January 1997. At that meeting, a commitment was given by the General Partner according to which the General Partner would collect a monthly payment of only $40,000 (plus Value Added Tax).

        F. According to an agreement (hereinafter - "the Marketing Agreement") signed in March 1989 between the Limited Partnership and the East Mediterranean Oil and Gas Company Ltd. (hereinafter
                - "EMOG"), EMOG was granted the right to be appointed the exclusive marketing agent of the Limited Partnership in Israel and areas under its control for the wholesale marketing of crude oil from the oil fields of the Negev 2 Venture to which the Limited Partnership is entitled. In an agreement signed in March 1992 between the Limited Partnership and other companies some of whom at that time were parties having an interest in the General Partner (J. O. E. L. Jerusalem Oil Explorations Ltd. and Isramco Inc.), various oil rights were transferred to the Limited Partnership, including the "Negev Med" preliminary permit on the basis of which the Med Ashdod and Med Yavneh leases were issued later on (hereinafter - "the Rights Transfer Agreement"). In the Rights Transfer Agreement, it was determined that the marketing of the crude oil produced from the petroleum assets that had been transferred to it from the above interested parties according to the Rights Transfer Agreement would be carried out by EMOG in accordance with the Marketing Agreement.

                The period of the agreement is fifteen years from the first commercial production. EMOG may assign its rights and obligations under the agreement.

        G. The oil rights in which the Limited Partnership has a share are allocated for a fixed term and on certain conditions. An extension of the validity of a petroleum asset is usually at the discretion of the authorities in accordance with the Petroleum Law as well as the renewal of any part thereof or the stipulating of additional conditions. In the event of failure to fully comply with the conditions, the right may be cancelled or reduced. The ability to exploit the petroleum assets in accordance with the lease and the licenses is contingent, among other things, on the Limited Partnership and the partners therein being willing and able to finance the various operations therein as well as the availability of appropriate equipment and personnel in Israel. The lack of equipment or personnel is liable to increase the costs or totally prevent fulfillment of the terms of the lease or the license or the permit or prevent or reduce the period of their extension or even lead to their cancellation.

                In addition, in accordance with the Petroleum Law, if within the first three years of the granting of the lease, oil/gas is not produced from the lease site in commercial quantities, the appointed Minister is permitted to send the lease owner a notification demanding that production of oil/gas in commercial quantities be commenced within the time period determined by the Minister in the notification - which may not be less than 60 days. If production, as stated, is not commenced, the lease will expire. In the estimation of the General Partner and based on discussions with the Commissioner of Petroleum Matters, a notification as stated will not be sent with respect to the Med Ashdod lease - up to the end of the time allocated for execution of a drilling for oil prospects (that is, December 1, 2005) and with respect to the Med Yavneh lease - so long as development from the "Noa" gas reserve has not been started, which is nearby and subject to development from the "Or 1" gas reserve having been started at the same time.

        H. According to the trust agreement, in the event of termination of the trust, the cash received as a result of the realization of the trust assets less the costs involved in the realization and termination of the trust, will be divided among the owners of the participation units and the holders of the options (if any) less the exercise premium.

        I. The Supervisor is entitled to receive wages from the Limited Partnership in an amount in shekels which is equivalent to $3,500 per month, as long as the trust agreement remains in effect. Similarly, the Supervisor is entitled to receive from the Limited Partnership expenses that were duly incurred in the discharge of his duties and that were approved by the General Meeting. The Supervisor received approval for a budget for purposes of legal consultation, in the amount of $10,000 per year. In addition, the Supervisor is entitled to additional compensation for his work in connection with issuance of additional rights, in the amount of $20,000 in respect of every issuance, or such higher amount that will be approved by the General Meeting.

        J. According to the trust agreement, the Limited Partner (the trustee) is entitled to receive annual wage of $1,000.

        K. The Limited Partnership has undertaken to indemnify the General Partner and any of its employees and/or directors for any loss, expenses or damage that they or their agents bear or are required to bear, whether directly or indirectly, as a result of any act or omission in accordance with the provisions of the Limited Partnership agreement or in accordance with law.

        L. Some of the offshore drillings in which the Partnership may be a partner, are subject to the conditions and restrictions that determined or that may be determined in future by the Defense System. These conditions and restrictions could cause a change and delay in the time schedules and, as a result, could generate an increase in expected costs and a failure to comply with the lease.

        M.      (1)     The Limited Partnership shall be dissolved upon the
                        occurrence of any of the following instances:

                        a. At the end of the period in which the Limited Partnership holds, directly or indirectly, a valid petroleum asset or rights therein or in the petroleum to be produced.

                        b. If the General Partner should cease to fulfill its position and no other partner is appointed in its place within 6 months from the date on which he left office.

                        c. If the partners agree to dissolve the Limited Partnership.

                (2) According to the directives of the Stock Exchange, the Board of Directors of the Stock Exchange may remove the Limited Partnership's securities from trading in the following instances (this being in addition to the causes of action included in the Stock Exchange's Articles of Association in respect of suspending of trade and cancellation of the registration of securities of companies):

                        a. If the Limited Partnership ceases to operate in the area of the activities that were specified by the Limited Partnership before the registration for trading, for a period of nine consecutive months in which the most of the Partnership's expenses are not expenses for exploration and development, within the meaning of the Income Tax Regulations (Deductions from Income of Holders of Oil Rights), 1956.

                        b. The Limited Partnership commences to also engage in areas of activity that are not within the limits of its exclusive occupation.

                        c. The Limited Partnership commences to also engage in projects other than those that were specified by the Limited Partnership before the first registration for trading or other than those that were specified in the Limited Partnership agreement after the first registration for trading and that an amendment of the partnership agreement was approved by the General Meeting of the owners of the participation units.

NOTE 10 - LIMITED PARTNERSHIP'S CAPITAL

                                                                            DECEMBER 31   DECEMBER 31
                                                                                   2004          2003
                                                                           ------------  ------------
        Participation units of NIS 0.01 par value (in thousands)              4,250,908     4,250,908
                                                                           ============  ============

        A.      THE GENERAL PARTNER - ISRAMCO OIL AND GAS LTD.

        Up to December 31, 2004, the General Partner invested NIS 389 thousand in the capital of the Limited Partnership, and it participates in the Limited Partnership's expenses and losses and is entitled to its income according to the share of the General Partner in the capital invested in the Limited Partnership's capital.

        As at December 31, 2004, the share of the General Partner in the capital is 0.05% and is progressively reduced with every increase in capital.

        B.      THE LIMITED PARTNER - ISRAMCO MANAGEMENT (1988) LTD.

        As at December 31, 2004, the Limited Partner invested in the capital of the Limited Partnership, NIS 856,002 thousand (after deduction of the issuance costs) and it participates in the Limited Partnership's expenses and losses and is entitled to its income according to its share in the capital invested in the Limited Partnership's capital. As at December 31, 2004, the share of the Limited Partner in the capital is 99.95% and is progressively increased with every increase in capital.

        C.      THE CAPITAL OF THE LIMITED PARTNERSHIP

        The composition of the capital of the Limited Partnership is as follows:

                                                           LIMITED PARTNER   GENERAL PARTNER             TOTAL
                                                           ---------------   ---------------   ---------------
                                                             NIS THOUSANDS     NIS THOUSANDS     NIS THOUSANDS
                                                           ---------------   ---------------   ---------------
         Investment in the Partnership, net                        856,002              389            856,391
                                                           ---------------   ---------------   ---------------

         Loss balance at beginning of the year                    (345,860)            (228)          (346,088)

         Net income for the year                                    54,977               28             55,005

         Tax deposits paid on behalf of holders of
          the participation certificates                            (3,617)              (2)            (3,619)
                                                           ---------------   ---------------   ---------------

         Loss balance at end of the year                          (294,500)            (202)          (294,702)
                                                           ---------------   ---------------   ---------------

         Limited Partnership capital at end of the year            561,502              187            561,689
                                                           ===============   ===============   ===============

        D. In accordance with a legal opinion received by the Limited Partnership, it was recommended that when the partners will have accrued profits, the Limited Partner and/or the Supervisor would request the Court to issue instructions in respect of the doubts raised in the opinion regarding the distributable profits and if and when distribution of profits by the Limited Partnership will be deemed to be a withdrawal of part of the investment of the Limited Partner within the meaning of Section 63(B) of the Partnerships Ordinance.

        E. In the framework of discussions held with the Tax Authorities during the years 2002 - 2004, in connection with the Partnership's request to receive an exemption from withholding of tax at the source, the Tax Authorities raised a requirement that the tax deriving from the taxable income attributable to the holders of the participation certificates, shall be paid by the Partnership on behalf of the holders of the participation certificates.

                On December 15, 2004, an agreement was signed between the Partnership and the Tax Authorities, according to which it was provided that the Partnership shall be entitled to receive an exemption from withholding of tax at the source on its income, subject to the condition that beginning from 2004, the Partnership will pay to the Tax Authorities, at the end of every tax year, an advance deposit on account of the tax liability of the holders of the participation certificates, which shall be calculated based on the amount of the Partnership's income for tax purposes in the relevant tax year by category (interest, dividends, gains/losses from sale of securities) less the Partnership's allowable deductions for tax purposes in a manner proportionate to the income, multiplied by the rates fixed in the agreement. The said payment will be attributed to the credit of every certificate holder (as defined in the Income Tax Regulations) based on his proportionate share, as an advance deposit on account of the tax.

                Pursuant to the agreement, the Partnership paid NIS 3,619 thousand, which was recorded to the credit of every certificate holder based on his proportionate share, as a deposit on account of the tax and that will be included as part of the certificate for purposes of calculating the deduction to which the holder is entitled due to the holding of participation certificates.

                The amount paid by the Partnership, as stated, is presented as a reduction of Partnership capital.

NOTE 11 - DETAILS TO STATEMENT OF EARNINGS CATEGORIES

        A.      FINANCING INCOME (EXPENSE), NET

                                                                          FOR THE YEAR ENDED 31 DECEMBER
                                                               -------------------------------------------------
                                                                          2004             2003             2002
                                                               ---------------  ---------------  ---------------
                                                                 NIS THOUSANDS    NIS THOUSANDS    NIS THOUSANDS
                                                               ---------------  ---------------  ---------------
         Gain (loss) from marketable securities, net                   36,005           67,183          (50,017)
         Interest on deposits in banks and exchange rate
          differences                                                     553              690              384
         Dividend and interest income from marketable
          securities                                                   25,955           25,492           18,997
         Commissions, management fees and others                       (3,890)          (3,671)          (3,941)
                                                               ---------------  ---------------  ---------------

                                                                       58,623           89,694          (34,577)
                                                               ===============  ===============  ===============

        B.      PARTICIPATION IN GAS AND OIL EXPLORATION, NET

                                                                          FOR THE YEAR ENDED 31 DECEMBER
                                                               -------------------------------------------------
                                                                          2004             2003             2002
                                                               ---------------  ---------------  ---------------
                                                                 NIS THOUSANDS    NIS THOUSANDS    NIS THOUSANDS
                                                               ---------------  ---------------  ---------------
         "Med Ashdod" lease (including "Nir 1" and "Nir 2"
           drillings)                                                     106           35,617              638
         "Negev 2" venture                                                  -                -             (498)
         "North Marine" license                                             -                -              200
         "Center Marine" license (including "Romi 1" drilling)              -             (459)             229
         "South Marine" license                                           187              227              254
         "Med Yavne" lease                                                231              315              449
         "Gal" licenses                                                    23              429              302
         "Shikma Sea" license - "Nordon 1" drilling                       366             (382)             497
         Others                                                            12               22               74
                                                               ---------------  ---------------  ---------------

                                                                          925           35,769            2,145
                                                               ===============  ===============  ===============

         Including expenses to related parties                            664            4,942            1,105
                                                               ===============  ===============  ===============

        C.      GENERAL AND ADMINISTRATIVE EXPENSES
                                                                          FOR THE YEAR ENDED 31 DECEMBER
                                                               -------------------------------------------------
                                                                          2004             2003             2002
                                                               ---------------  ---------------  ---------------
                                                                 NIS THOUSANDS    NIS THOUSANDS    NIS THOUSANDS
                                                               ---------------  ---------------  ---------------
         Management fee to the General Partner -
          related party                                                 2,154            2,168            2,287
         Professional services                                            160              126               88
         Taxes and permits                                                105              122              104
         Wages to limited partner and supervisor                          192              219              198
         Others                                                            82               32               36
                                                               ---------------  ---------------  ---------------

                                                                        2,693            2,667            2,713
                                                               ===============  ===============  ===============

        D.      INCOME (LOSS) PER PARTICIPATION UNIT
                                                                          FOR THE YEAR ENDED 31 DECEMBER
                                                               -------------------------------------------------
                                                                          2004             2003             2002
                                                               ---------------  ---------------  ---------------
                                                                 NIS THOUSANDS    NIS THOUSANDS    NIS THOUSANDS
                                                               ---------------  ---------------  ---------------
         Number of participation units used to compute the
          the basic income (loss) per participation unit
          (in thousands)                                            4,250,908        4,250,908        4,250,908

         Income (loss) used in computing basic income (loss)
          (in NIS 000) per participation unit                          54,977           51,232          (39,415)

NOTE 12 - INTERESTED PARTIES AND RELATED PARTIES

        A. The limited partnerships, Naphtha Explorations, I.N.O.C. Dead Sea and the Partnership, are managed by related companies that are controlled by the same controlling interest. The said partnerships together with Isramco Inc., which is also under the control of the same controlling interest, are partners, in full or in part, in different gas and oil exploration rights.

                The joint ventures for oil and gas explorations, in which the said partnerships and the Partnership participate, receive services from companies that are related parties and are controlled by the same controlling interest. Also, in most of the joint ventures, in which the Partnership participates, some of the partners are related parties and interested parties that also act in part as venture operators who are entitled to venture operator fees at a set rate of the direct expenses or venture operator fees at a fixed monthly amount, according to the joint venture agreements.

        B. Balances and transactions with related and interested parties are included in the notes to the financial statements in the appropriate categories.

        C. For information on undertakings with related and interested parties - See Note 9.

        D. For information on royalties to related parties and interested parties - See Note 9.

NOTE 13 - EVENTS OCCURRING SUBSEQUENT TO THE BALANCE SHEET DATE

        For information on events subsequent to the balance sheet date on the "Med Yavne" Lease - see Note 5A.

NOTE 14 - DIFFERENCES BETWEEN ISRAELI GAAP AND U.S. GAAP

        A.      GENERAL

        The Limited Partnership's financial statements are prepared in accordance with generally accepted accounting principles in Israel ("Israeli GAAP"), which differ in certain respects from generally accepted accounting principles in the United States ("U.S. GAAP"). Differences which have a significant effect on the Limited Partnership's net assets, income and equity, are set forth below.

        1.      EFFECT OF INFLATION

                Up to December 2003, the Limited Partnership included the effect of price level changes in the accompanying financial statements, as required under Israeli GAAP and as discussed in Note 3 to these financial statements.

                U.S. GAAP does not provide for recognition of the effects of such price level changes. However, the U.S. Securities and Exchange Commission permits recognition of the effects of price level changes and, therefore, such effects are not included in the reconciliation of net income or equity presented herein.

        2.      MARKETABLE SECURITIES

                The Limited Partnership owns 13.5% of the participation units of a related limited partnership, which is engaged in oil and gas exploration. Under Israeli GAAP, these participation units, which are designated for sale in the short term, are recorded at market value as at the balance sheet date with unrealized income/losses being recorded in the statements of earnings. Under U.S. GAAP, the participation units are recorded using the equity method in accordance with EITF - D-46 which requires implementation of Statement of Position 78-9 for the Limited Partnership's investments.

                The effect of reversing the unrealized income/losses on the participation units for Israeli GAAP, and application of the equity method of accounting for U.S. GAAP purposes, are presented below as separate adjustments.

        B. THE EFFECT OF MATERIAL DIFFERENCES BETWEEN ISRAELI AND U.S. GAAP DERIVING FROM THE AFOREMENTIONED ITEMS ON THE FINANCIAL STATEMENTS, IS SHOWN BELOW:

        1.      ON THE STATEMENTS OF EARNINGS:

                                                                           YEAR ENDED DECEMBER 31
                                                              ----------------------------------------------
                                                                        2004            2003            2001
                                                              --------------  --------------  --------------
                                                               NIS THOUSANDS   NIS THOUSANDS   NIS THOUSANDS
                                                              --------------  --------------  --------------
                Net income (loss) under Israeli GAAP                 55,005           51,258        (39,435)

                ADJUSTMENT
                Revaluation of marketable securities                   (943)            (622)         1,829
                Partnership equity in earnings (loss) of
                 a partnership                                          955              465         (1,070)
                Cumulative effect of accounting change                    -                -          1,721
                                                              --------------  --------------  --------------

                                                                         12             (157)         2,480
                                                              --------------  --------------  --------------

                Net income (loss) under U.S. GAAP                    55,017           51,101        (36,955)
                                                              ==============  ==============  ==============

        B. THE EFFECT OF MATERIAL DIFFERENCES BETWEEN ISRAELI AND U.S. GAAP DERIVING FROM THE AFOREMENTIONED ITEMS ON THE FINANCIAL STATEMENTS, IS SHOWN BELOW: (CONT'D)

        1.      ON THE STATEMENTS OF EARNINGS: (cont'd)

                                                                            YEAR ENDED DECEMBER 31
                                                               ----------------------------------------------
                                                                         2004            2003            2002
                                                               --------------  --------------  --------------
                                                                NIS THOUSANDS   NIS THOUSANDS   NIS THOUSANDS
                                                               --------------  --------------  --------------
                BASIC AND DILUTED INCOME (LOSS) PER
                 PARTICIPATION UNIT (UNDER U.S. GAAP)

                Net income (loss)                                     55,017          51,101         (36,955)
                                                               ==============  ==============  ==============
                General partner's share in the net
                 income (loss)                                            28              26             (18)
                                                               ==============  ==============  ==============
                Net income (loss) attributable to
                 participation unit holder                            54,989          51,075         (36,937)
                                                               ==============  ==============  ==============
                Basic net income (loss) per participation
                 unit (NIS)                                           0.0129          0.0120         (0.0086)
                                                               ==============  ==============  ==============
                Weighted-average number of participation
                 units used in calculation of basic
                 income (loss) per unit (in thousands)             4,250,908       4,250,908       4,250,908
                                                               ==============  ==============  ==============

        2.      ON BALANCE SHEET ITEMS:

                                                               DECEMBER 31
                     ----------------------------------------------------------------------------------------------
                                            2004                                           2003
                     ----------------------------------------------  ----------------------------------------------
                        AS REPORTED      ADJUSTMENT          AS PER     AS REPORTED      ADJUSTMENT          AS PER
                                                          U.S. GAAP                                       U.S. GAAP
                     --------------  --------------  --------------  --------------  --------------  --------------
                      NIS THOUSANDS   NIS THOUSANDS   NIS THOUSANDS   NIS THOUSANDS   NIS THOUSANDS   NIS THOUSANDS
                     --------------  --------------  --------------  --------------  --------------  --------------
ASSETS
Marketable
 securities (1)             539,042         (3,142)        535,900         472,658          (2,199)        470,459
Investment in
 affiliate (2)                    -          5,344           5,344               -           4,388           4,388
                     --------------  --------------  --------------  --------------  --------------  --------------

                            539,042          2,202         541,244         472,658           2,189         474,847
                     ==============  ==============  ==============  ==============  ==============  ==============
EQUITY
Accumulated
 loss (1) (2)              (294,702)         2,202        (292,500)       (346,088)          2,189        (343,899)
                     ==============  ==============  ==============  ==============  ==============  ==============

(1)     Change in value of investment securities to market value.
(2)     Partnership equity in earnings of a partnership.

        B. THE EFFECT OF MATERIAL DIFFERENCES BETWEEN ISRAELI AND U.S. GAAP DERIVING FROM THE AFOREMENTIONED ITEMS ON THE FINANCIAL STATEMENTS, IS SHOWN BELOW: (CONT'D)

        3.      ON THE STATEMENT OF CASH FLOWS:

                                                                              YEAR ENDED DECEMBER 31
                                                                  ----------------------------------------------
                                                                            2004            2003            2002
                                                                  --------------  --------------  --------------
                                                                   NIS THOUSANDS   NIS THOUSANDS   NIS THOUSANDS
                                                                  --------------  --------------  --------------
                Net cash inflow (outflow) generated by
                 operating activities - Israeli GAAP                     22,339          15,934            3,140

                ADJUSTMENTS
                Net (loss) income                                            12            (157)           2,480
                Gain (loss) from marketable securities, net                 943             622           (1,829)
                Proceeds from disposal  (investment in)
                 marketable securities, net                             (30,378)          1,820          (86,972)
                Partnership equity in loss (earnings) of
                 a partnership                                             (955)           (465)           1,070
                Cumulative effect of accounting change                        -               -           (1,721)
                                                                  --------------  --------------  --------------
                Net cash inflow (outflow) generated by
                 operating activities - U.S. GAAP                        (8,039)         17,754          (83,832)
                                                                  ==============  ==============  ==============
                Net cash outflow generated by
                 investing activities - Israeli GAAP                    (30,378)        (22,848)         (41,490)

                ADJUSTMENTS
                Investment in marketable securities                     204,464         187,069          254,761
                Proceeds from disposal of marketable
                 securities                                            (174,086)       (188,889)        (167,789)
                                                                  --------------  --------------  --------------
                Net cash outflow generated by
                 investing activities - U.S. GAAP                             -         (24,668)          45,482
                                                                  ==============  ==============  ==============

NOTE 15 - CONDENSED OF FINANCIAL STATEMENTS IN NOMINAL VALUES

        A.      BALANCE SHEETS

                                                                    31 DECEMBER     31 DECEMBER
                                                                           2004            2003
                                                                 --------------  --------------
                                                                  NIS THOUSANDS   NIS THOUSANDS
                                                                 --------------  --------------
         CURRENT ASSETS

         Cash and cash equivalents                                      14,279          25,937
         Marketable securities                                         539,042         472,658
         Joint ventures for gas and oil exploration                      1,307           4,249
         Sundry receivables                                                  9             318
                                                                 --------------  --------------
                                                                       554,637         503,162
                                                                 --------------  --------------
         INVESTMENTS

         Investment in gas and oil properties                            7,186           7,186
                                                                 --------------  --------------

                                                                       561,823         510,348
                                                                 ==============  ==============
         CURRENT LIABILITIES

         Sundry payables                                                   458             412
         Joint ventures for gas and oil exploration                         99              56
                                                                 --------------  --------------
                                                                           557             468
                                                                 --------------  --------------

         LIMITED PARTNERSHIP CAPITAL                                   561,266         509,880
                                                                 --------------  --------------

                                                                       561,823         510,348
                                                                 ==============  ==============

        B.      STATEMENTS OF EARNINGS

                                                                         FOR THE YEAR ENDED
                                                          ----------------------------------------------
                                                             31 DECEMBER     31 DECEMBER     31 DECEMBER
                                                                    2004            2003            2002
                                                          --------------  --------------  --------------
                                                           NIS THOUSANDS   NIS THOUSANDS   NIS THOUSANDS
                                                          --------------  --------------  --------------
         INCOME

         Financing income, net                                   58,623          81,344               -
                                                          --------------  --------------  --------------

         EXPENSES

         Financing expense, net                                       -               -           5,512
         Participation in gas and oil exploration, net              925          35,216           2,107
         General and administrative expenses                      2,693           2,692           2,738
                                                          --------------  --------------  --------------

                                                                  3,618          37,908          10,357
                                                          --------------  --------------  --------------

         Net income (loss)                                       55,005          43,436         (10,357)
                                                          ==============  ==============  ==============

        C.      STATEMENTS OF CHANGES IN LIMITED PARTNERSHIP CAPITAL

                                                        PARTNERSHIP'S     ACCUMULATED
                                                              CAPITAL            LOSS           TOTAL
                                                       --------------  --------------  --------------
                                                        NIS THOUSANDS   NIS THOUSANDS   NIS THOUSANDS
                                                       --------------  --------------  --------------
         Balance as at January 1, 2002                       587,280        (110,479)        476,801

         Net loss for the year                                     -         (10,357)        (10,357)
                                                       --------------  --------------  --------------

         Balance as at December 31, 2002                     587,280        (120,836)        466,444

         Net income for the year                                   -          43,436          43,436
                                                       --------------  --------------  --------------

         Balance as at December 31, 2003                     587,280         (77,400)        509,880

         Net income for the year                                   -          55,005          55,005

         Tax deposits paid on behalf of the
          participation certificates                               -          (3,619)         (3,619)
                                                       --------------  --------------  --------------

         BALANCE AS AT DECEMBER 31, 2004                     587,280         (26,014)        561,266
                                                       ==============  ==============  ==============

        D.      LIMITED PARTNERSHIP CAPITAL

        The Limited Partnership capital is comprised as follows:

                                                             LIMITED          GENERAL
                                                             PARTNER          PARTNER           TOTAL
                                                       --------------  --------------  --------------
                                                       NIS THOUSANDS    NIS THOUSANDS   NIS THOUSANDS
                                                       --------------  --------------  --------------
         Partners' investments, net                          587,141             139         587,280
                                                       --------------  --------------  --------------

         Loss balance at beginning of year                   (77,281)           (119)        (77,400)

         Net income for the year                              54,977              28          55,005

         Tax deposits paid on behalf of the
          participation certificates                          (3,617)             (2)         (3,619)
                                                       --------------  --------------  --------------

         Loss balance at end of year                         (25,921)            (93)        (26,014)
                                                       --------------  --------------  --------------

         Partnership capital at end of year                  561,220              46         561,266
                                                       ==============  ==============  ==============